Exhibit 99.1

Saga Communications, Inc.

Declares a Special Cash Dividend of $2.00 per Share

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – December 7, 2023 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company”, “Saga” or “our”) today announced that its Board of Directors (“Board”) declared a special cash dividend of $2.00 per share. The dividend will be paid on January 12, 2024, to shareholders of record on December 20, 2023. The aggregate amount of the payment to be made in connection with the special dividend will be approximately $12.5 million. The special cash dividend will be funded by cash on the Company’s balance sheet and is in line with the Board’s goal of reducing our ongoing cash and short-term investment balances to approximately $25 million prior to future cash flows being recognized. The Board continues to have discussions relative to the right level of cash to maintain on our balance sheet and this may change based on global, national, and local economic conditions, changes in the radio industry, and the potential for strategic acquisitions.

The Board will continue to consider issuing a variable dividend upon release of the Company’s 2023 fourth quarter earnings release based on the adoption of the previously announced variable dividend policy which is based on the company’s available cash and is aligned with the goals of maintaining a strong balance sheet, increasing cash returns to shareholders, and continuing to grow the Company through strategic acquisitions.

Including this dividend, the Company will have paid over $125.3 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company currently intends to declare regular quarterly cash dividends as well as variable dividends in accordance with the terms of its variable dividend policy, as mentioned above. The Company may also declare special dividends and stock buybacks in future periods. The declaration and payment of any future dividend, whether fixed, special, or based on the variable policy, or the implementation of any stock buyback program will remain at the full discretion of the Board and will depend on the Company’s financial results, cash requirements, future expectations, and other pertinent factors.

Saga is a broadcasting company whose business is devoted to acquiring, developing, and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM, 33 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.